Consent of Independent Registered Public Accounting Firm

The Board of Trustees

AIM Investment Securities Funds (Invesco Investment Securities Funds):

We consent to the use of our reports, dated as listed in Appendix A, on the financial statements of the Funds as of the respective years ended listed in Appendix A, each a series of the AIM Investment Securities Funds (Invesco Investment Securities Funds), each incorporated by reference herein, and to the references to our firm under the headings Independent Registered Public Accounting Firm and Financial Statements in the Statements of Additional Information.

KPMG LLP

Denver, Colorado

June 26, 2020

Appendix A

Fund Name	Fiscal Year End	Audit Report Date
Oppenheimer Global High Yield Fund	May 31, 2018	July 25, 2018
Oppenheimer Intermediate Income Fund (formerly Oppenheimer Corporate Bond Fund)	July 31, 2018	September 26, 2018
Oppenheimer Government Money Market Fund	July 31, 2018	September 26, 2018